Exhibit 10.40

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

among

Vision FGAR 1, LLC

and

THE MEMBERS NAMED HEREIN

dated as of

November 14, 2023

i

OPERATING AGREEMENT

This Limited Liability Company Operating Agreement (the “Agreement”) of Vision FGAR 1, LLC, a Delaware limited liability company (the “Company”), is entered into as of November 14, 2023 by and among the Company, each Person identified on Schedule I attached hereto (the “Members Schedule”) as of the date hereof as a Member and who has executed this Agreement or a counterpart thereof and each other Person who, after the date hereof, becomes a Member of the Company in accordance with the terms of this Agreement by executing and delivering a joinder agreement hereto to the Company (collectively, the “Members”), pursuant to the Delaware Limited Liability Company Act (“Act”). Unless otherwise noted, capitalized terms used in this Agreement have the meanings ascribed herein, as more fully set forth in ARTICLE X.

RECITALS

WHEREAS, the Company was formed on November 13, 2023, upon the filing of the Articles/Certificate of Organization with the Secretary of State of the State of Delaware pursuant to the provisions of the Act; and

WHEREAS, the Members do hereby adopt this Agreement as the limited liability company operating agreement of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the parties hereto hereby agree as follows.

ARTICLE I
Organizational Matters

Section 1.01 Name. The name of the Company is VISION FGAR 1 LLC.

Section 1.02 Principal Office. The principal office of the Company is located at 7110 Republic Airport, Farmingdale, New York 11735 or such other location as may from time to time be determined by the Manager (as defined in Section 10.01(i)). The Manager shall give prompt notice of any such change to each of the Members.

Section 1.03 Office and Agent for Service of Process. The office for service of process on the Company and the agent for service of process on the Company in the State of Delaware shall be A Registered Agent, Inc., 8 The Green A, Dover, Delaware 19901 or such other office (which need not be a place of business of the Company) or such other Person or Persons as the Manager may designate from time to time in the manner provided by the Act and Applicable Law.

Section 1.04 Purpose; Powers; Operating Agreement.

(a) The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is organized, including the powers granted by the Act.

(c) This Agreement shall constitute the “operating agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 1.05 Term. The term of the Company commenced on the date the articles/certificate of organization of the Company (the “Articles/Certificate of Organization”) were filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement or as provided by law or until any earlier date when the Company is dissolved in accordance with the provisions of this Agreement or as provided by law.

Section 1.06 Authorized Units. The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Company is authorized to issue up to One Million and Ten (1,000,010) Units, of which One Million (1,000,000) shall be classified as Class A Common Units (“Class A Units”) and Ten (10) shall be classified as Class B Common Units (“Class B Units”). The Class A Units and Class B Units along with any class of units created in the future shall together be referred to as the “Units”. Except as set forth herein, the Units shall be identical in all respects and shall have equal rights and privileges and shall vote together as one class except as specifically set forth herein or required otherwise by law. The Class A Units shall have three (3) votes per Class A Unit and the Class B Units shall have one (1) vote per Class B Unit. For the avoidance of doubt, the Class A Units shall collectively hold three million (3,000,000) votes and the Class B Units shall collectively hold ten (10) votes. The Manager may not increase the authorized number of any class of Units of the Company or create additional classes of Units without the approval of Members holding eighty percent (80%) of the voting power represented by then outstanding Units voting together as one class. Any newly created classes of Units may also have different voting rights, except as set forth in this Agreement or required by the (Act). The Company must receive fair and adequate consideration for all Units. For any Units, such consideration may consist of cash, securities, personal or real property, an economic interest or trade of services through a partnership or joint venture, or “sweat equity” or any other consideration approved by the Manager if other than cash, all of which, upon terms approved by the Manager, shall be regarded as fair and adequate consideration.

ARTICLE II
Members

Section 2.01 Members.

The Manager shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by them (the “Members Schedule”), and shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member in accordance with this Agreement.

Section 2.02 Capital Contributions; Capital Accounts; No Withdrawals.

(a) The Members have contributed to the Company the amounts, in the form of cash, property, services, or a promissory note or other obligation (as such amounts may be amended herein from time to time, the “Capital Contributions”) set out in the Members Schedule. No Member is required to make additional Capital Contributions to the Company.

(b) The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with the provisions of Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv). Each Capital Account shall be (i) credited by such Member’s Capital Contributions to the Company and any profits allocated to such Member in accordance with Section 4.01 and (ii) debited by any distributions to such Member pursuant to Section 5.01(a) and any losses allocated to such Member in accordance with Section 4.01. For purposes of maintaining the Members’ Capital Accounts, profits and losses shall be determined in accordance with Treasury Regulation Section 1.704-1(b). The Capital Accounts shall be adjusted by the Manager upon the occurrence of an event described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5) in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5) and (g) if the Manager determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. In the event of a Transfer of any Membership Interest in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the transferred Membership Interest.

(c) No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement.

Section 2.03 Admission of Additional Members.

(a) Additional Members may be admitted from time to time in connection with (i) the issuance of Units by the Company or (ii) a Transfer of Units, subject to compliance with the provisions of ARTICLE VI, and in either case, following compliance with the provisions of Section 2.03(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or a Transfer (including a Permitted Transfer, as defined in Section 6.02) of Units, such Person shall have executed and delivered to the Company (i) an executed written undertaking substantially in the form of the Joinder Agreement attached at Exhibit A (a “Joinder Agreement”) and (ii) if such Person is a natural person who has a Spouse, an executed written undertaking substantially in the form of the Spousal Consent. Upon the amendment of the Members Schedule by the Manager and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member, shall be a party hereto, shall be deemed listed as such on the books and records of the Company, and thereupon shall be issued his, her or its Units. The Manager shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 2.02(b).

Section 2.04 Dissociation. No Member shall have the ability to dissociate or withdraw as a Member pursuant to (the Act), or otherwise, prior to the dissolution and winding up of the Company and any such dissociation or withdrawal or attempted dissociation or withdrawal by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Member ceases to hold any Units, such Person shall no longer be a Member.

Section 2.05 Certification.

(a) The Manager may, but shall not be required to, issue certificates to each Member evidencing Units held by such Member.

(b) If the Manager shall issue certificates representing Units in accordance with Section 2.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPERATING AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, GIFT, PLEDGE, ENCUMBRANCE, HYPOTHECATION, OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH OPERATING AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, GIFTED, PLEDGED, ENCUMBERED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 2.06 Meetings.

(a) Meetings of the Members may be called by (i) any Manager or (ii) a Member or group of Members holding more than 20% of the Units.

(b) Written notice stating the place, date, and time of the meeting, the means of electronic video screen communication or transmission, if any, and describing the purposes for which the meeting is called, shall be delivered not fewer than 10 days and not more than 60 days before the date of the meeting to each Member, by or at the direction of the Manager(s) or the Member(s) calling the meeting, as the case may be. The business to be conducted at such meeting shall be limited to the purposes described in the notice. The Members may hold meetings at the Company’s principal office or at such other place, within or outside the State of Delaware, as the Manager(s) or the Member(s) calling the meeting may designate in the notice for such meeting.

(c) Any Member may participate in a meeting of the Members (i) using conference telephone or electronic video screen communication, if all Persons participating in the meeting can talk to and hear each other or (ii) by Electronic Transmission by or to the Company if the Company (1) implements reasonable measures to provide Members, in person or by proxy, a reasonable opportunity to participate and vote, including an opportunity to read or hear the meeting’s proceedings substantially concurrently with the proceedings and (2) maintains a record of votes or other action taken by the Members. Participation in a meeting by such means shall constitute presence in person at such meeting.

(d) On any matter that is to be voted on by the Members, a Member may vote in person or by proxy, and such proxy may be granted in writing signed by such Member, using Electronic Transmission authorized by such Member or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e) Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(f) A quorum of any meeting of the Members shall require the presence, whether in person or by proxy, of the Members holding a majority of the Membership Interests. Subject to Section 2.07, no action may be taken by the Members unless the appropriate quorum is present at a meeting.

(g) Subject to Section 2.07, Section 3.02, and any other provision of this Agreement or the Act requiring the vote, consent, or approval of a different percentage of the voting power represented by then outstanding Units, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of the Members holding a majority of voting power represented by then outstanding Units.

Section 2.07 Action Without Meeting.

(a) Notwithstanding the provisions of Section 2.06, any matter that is to be voted on, consented to or approved by the Members may be taken without a meeting, without prior notice and without a vote if a written consent is signed and delivered (including by Electronic Transmission) to the Company within 60 days of the record date for that action by a Member or the Members holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. A record shall be maintained by the Manager of each such action taken by written consent of a Member or the Members.

(b) Unless the consents of all Members entitled to vote have been solicited in writing, (i) the Manager shall give notice of any amendment to the Articles of Organization or this Agreement, a dissolution, or a merger of the Company approved by the Members without a meeting by less than unanimous written consent, at least 10 days before the consummation of such action, and (ii) the Manager shall give prompt notice of the taking of any other action approved by Members without a meeting by less than unanimous written consent, to those Members entitled to vote who have not consented in writing.

ARTICLE III
Management

Section 3.01 Management of the Company.

(a) The Company shall be Manager-managed by the Manager. Subject to the provisions of Section 3.02 and except as otherwise provided by the Act or this Agreement, the business, property, activities, and affairs of the Company shall be managed by and as agreed to by the Manager. The Manager shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. The actions of the Manager taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Manager pursuant to a duly adopted resolution expressly authorizing such action.

(b) Rights and powers of the Manager, by way of illustration, but not by way of limitation, shall include the right and power to:

(i) Authorize or approve all actions with respect to distribution of funds and assets in kind of the Company; acquire, secure or dispose of investments, including, without limitation, selling and otherwise disposing of assets of the Company, borrowing funds, executing contracts, bonds, guarantees, notes, security agreements, mortgages and all other instruments to effect the purposes of this Agreement; and execute any and all other instruments and perform any acts determined to be necessary or advisable to carry out the intentions and purposes of the Company.

(ii) Perform any and all acts necessary to pay any and all organizational expenses incurred in the creation of the Company and in raising additional capital, including, without limitation, reasonable brokers’ and underwriters’ commissions, legal and accounting fees, license and franchise fees (it being understood that all expenses incurred in the creation of the Company and the commencement of the Company business shall be borne by the Company); and compromise, arbitrate or otherwise adjust claims in favor of or against the Company and to commence or defend against litigation with respect to the Company or any assets of the Company as deemed advisable, all or any of the above matters being at the expense of the Company; and to execute, acknowledge and deliver any and all instruments to effect any and all of the foregoing.

(iii) Purchase goods or services from any corporation or other form of business enterprise, whether or not such corporation or business enterprise is owned or controlled by, or affiliated with, the Member, including management services at the usual and customary rates prevailing in the management industry from time to time for similar services.

(iv) Establish Company offices at such other places as may be appropriate, hire Company employees and consultants, engage counsel and otherwise arrange for the facilities and personnel necessary to carry out the purposes and business of the Company, the cost and expense thereof and incidental thereto to be borne by the Company.

(v) Obtain and maintain such public liability, hazard and other insurance as may be deemed necessary or appropriate by the Manager.

(vi) Deposit all funds of the Company in one or more separate bank accounts, using such banks or trust companies as the Member may designate (withdrawals from such bank accounts to be made upon such signature or signatures as the Manager may designate).

(vii) Cause to be filed such certificates and do such other acts as may be required by law to qualify and maintain the Company as a limited liability company under all applicable state laws.

Section 3.02 Actions Requiring Approval of Members. Without the written approval of Members holding sixty five percent (65%) of the voting power represented by then outstanding Units, the Company shall not, and shall not enter into any commitment to:

(a) enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of stock, or acquisition of assets) by the Company of any assets or equity interests of any Person, other than in the ordinary course of business; provided that any merger or conversion in which the Members become personally liable for any obligations of a constituent party as a result of such merger or conversion requires the consent of all of the Members to the agreement of merger or plan of conversion, unless the agreement of merger or plan of conversion provides that all Members shall have the appraisal rights prescribed by the Act.

(b) enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of stock, or sale of assets) by the Company of any assets and/or equity interests, other than sales in the ordinary course of business consistent with past practice; provided that any merger or conversion in which the Members become personally liable for any obligations of a constituent party as a result of such merger or conversion requires the consent of all of the Members to the agreement of merger or plan of conversion, unless the agreement of merger or plan of conversion provides that all Members shall have the appraisal rights prescribed by the Act.

(c) enter into or effect any transaction or series of related transactions regarding any loan or other obligation to pay to any third party an amount exceeding $250,000.

(d) other than as provided in this Agreement, enter into any transaction, series of related transactions, other arrangement with, or pay compensation, fees, or any other amounts, directly or indirectly, to, a Member, Manager, or an Affiliate of a Member or Manager.

(e) amend or restate any of the terms of this Agreement.

(f) appoint anyone other than Marc Sellouk as a Manager or Officer.

Section 3.03 Officers. The Manager may appoint individuals as officers of the Company (the “Officers”) as the Manager deems necessary or desirable to carry on the business of the Company and may delegate to such Officers such power and authority as the Manager deems advisable. An Officer is not required to be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Manager or until his or her earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Manager. Any Officer may be removed by the Manager at any time, with or without cause, subject to any rights held by such Officer pursuant to any written and executed employment agreements. A vacancy in any office occurring because of death, resignation, removal, or otherwise may, but need not, be filled by the decision of the Manager.

Section 3.04 Removal of Manager. Any Manager may be removed or replaced at any time, with or without cause, by the holders of eighty percent (80%) of the voting power represented by then outstanding Units. Any Manager may resign at any time by delivering a written resignation to the Company, which resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of a particular event. Following a Manager’s removal or resignation, a successor Manager shall be elected by the holders of a majority of the voting power represented by then outstanding Units. The removal or resignation of any Manager shall not affect the Manager’s rights as a Member and shall not constitute a dissociation of such Member.

Section 3.05 Confidentiality.

(a) The Members acknowledge that they will have direct access to and knowledge of the Company’s trade secrets and other confidential and proprietary information and documents, including but not limited to the Company’s customer lists and customer information, operating procedures and methods, marketing information, strategies, and other non-public information (collectively “Confidential Information”). Each Member agrees that all Confidential Information shall remain the property of the Company, shall be kept in the strictest of confidence, used solely for the benefit of the Company and shall not be disclosed, either directly or indirectly, to any other person or entity except as is required in the furtherance of the Company’s business and for the Company’s benefit. Each Member further agrees that all such Confidential Information (and any copies of such Confidential Information regardless of how maintained, including that which has been reduced to electronic memory) shall be returned to the Company upon the termination of such Member’s membership in the Company for whatever reason. The terms of this paragraph are in addition to, and not in lieu of, any common law, statutory or other contractual obligations that the Company may have relating to the Company’s Confidential Information. Further, the terms of this Section 3.05(a) shall survive indefinitely the termination of this Agreement.

(b) Each Member agrees that if any portion of the restrictive covenants in this Section 3.05 is held to be unreasonable, arbitrary or against public policy by any court or tribunal, or if the applicable law on which such covenant is founded is changed in any manner, the restrictive covenants shall be deemed to be modified to the extent necessary to permit the greatest restriction that can be enforced in such proceeding.

ARTICLE IV
Allocations

Section 4.01 Allocation of Profits, Losses and Depreciation.

(a) The Company’s profits and losses for each Fiscal Year will be allocated as follows: (i) one hundred percent (100%) of all losses and depreciation of assets owned by the Company shall be allocated among the Member(s) holding Class B Units pro rata in accordance with their Membership Interests and (ii) one hundred percent (100%) of all profits shall be allocated among the Members holding Class A Units pro rata in accordance with their Membership Interests.

(b) Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each Fiscal Year to the Member that bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(i) and “nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)), if any, shall be allocated to and among the Members in accordance with their Membership Interests.

(c) This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of Treasury Regulations under Section 704(b) of the Code.

(d) All items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members for federal, state, and local income tax purposes consistent with the manner that the corresponding items are allocated among the Members pursuant to this Section 4.01, except as may otherwise be provided herein or under the Code.

ARTICLE V
Distributions

Section 5.01 Distributions. Distributions of available cash shall be made to the Members at the times and in the aggregate amounts determined by the Manager. Such distributions shall be paid to the Members as follows:

(a) During any calendar year, the holder(s) of the Class B Units shall be entitled to an aggregate distribution equal to One Dollar ($1.00), which shall be distributed to such holders pro rata in accordance with their Membership Interests, and

(b) After such time as the holder(s) of the Class B Units has received a distribution as set forth in Section 5.01(a), the holder(s) of the Class A Units shall be entitled to receive One Hundred Percent (100%) of all remaining distributions during such calendar year, which shall be paid pro rata in accordance with their Membership Interests.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate the Act or other Applicable Law.

ARTICLE VI
Transfers

Section 6.01 General Restrictions on Transfer.

(a) Except as permitted pursuant to Section 6.02, no Member shall Transfer all or any portion of its Membership Interest in the Company, except with the advance written consent of the Manager. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 2.03 hereof. Additionally, each Member agrees that prior to any Transfer of all or any portion of its Membership Interest in the Company, such Member shall comply with the provisions of Section 6.05.

(b) Notwithstanding any other provision of this Agreement (including Section 6.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii);

(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause a termination of the Company for federal income tax purposes;

(vi) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vii) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c) Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(d) For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 6.02 Permitted Transfers. The provisions of Section 6.01(a) shall not apply to any Transfer by any Member of all or any portion of its Membership Interest to any of the following (each, a “Permitted Transferee” and any such Transfer to a Permitted Transferee, a “Permitted Transfer”):

(a) Any Affiliate of such Member;

(b) Any other existing Member;

(c) (i) Such Member’s Spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the Spouses of each such natural person (collectively, “Family Members”); (ii) a trust under which the distribution of Membership Interests may be made only to such Member or any Family Member of such Member; (iii) a charitable remainder trust, the income from which will be paid to such Member during his life; or (iv) by will or by the laws of intestate succession, to such Member’s executors, administrators, testamentary trustees, legatees, or beneficiaries; or

(d) The Company.

Section 6.03 Drag-along Rights.

(a) Participation. At any time, if (i) the Class A Members, or (ii) one or more Members (together with their respective Permitted Transferees) holding no less than a majority of all the Units (such Member or Members, the “Dragging Member”), proposes to consummate, in one transaction or a series of related arm’s-length transactions, a Change of Control to an unaffiliated third-party (a “Drag-along Sale”), the Dragging Member shall have the right, after delivering the Drag-along Notice in accordance with Section 6.03(c) and subject to compliance with Section 6.03(d), to require that each other Member (each, a “Drag-along Member”) participate in such sale (including, if necessary, by converting their Unit Equivalents into the Units to be sold in the Drag-along Sale) in the manner set forth in Section 6.03(b). “

(b) Sale of Units. Subject to compliance with Section 6.03(d):

(i) If the Drag-along Sale is structured as a sale resulting in a majority of the Units of the Company on a Fully Diluted Basis being held by a Third Party Purchaser, then each Drag-along Member shall sell, with respect to each class or series of Units proposed by the Dragging Member to be included in the Drag-along Sale, the number of Units and/or Unit Equivalents of such class or series (with Units, including Incentive Units treated as one class for this purpose) equal to the product obtained by multiplying (i) the number of applicable Units on a Fully Diluted Basis held by such Drag-along Member (with all Units treated as one class) by (ii) a fraction (x) the numerator of which is equal to the number of applicable Units on a Fully Diluted Basis that the Dragging Member proposes to sell in the Drag-along Sale (with all Units treated as one class) and (y) the denominator of which is equal to the number of applicable Units on a Fully Diluted Basis held by the Dragging Member at such time (with all Units treated as one class); and

(ii) If the Drag-along Sale is structured as a sale of all or substantially all of the consolidated assets of the Company and the Company’s subsidiaries or as a merger, consolidation, recapitalization, or reorganization of the Company or other transaction requiring the consent or approval of the Members, then notwithstanding anything to the contrary in this Agreement, each Drag-along Member shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction, and shall take all actions to waive any dissenters’, appraisal or other similar rights that it may have in connection with such transaction. The Distribution of the aggregate consideration of such transaction shall be made in accordance with the terms of this Agreement.

(c) Sale Notice. The Dragging Member shall exercise its rights pursuant to this Section 6.03 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Members’ rights and obligations hereunder and shall describe in reasonable detail:

(i) The name of the person or entity to whom such Units are proposed to be sold;

(ii) The proposed date, time and location of the closing of the sale;

(iii) The number of each class or series of Units to be sold by the Dragging Member, the proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Unit of each applicable class or series (which may take into account the Profits Interest Hurdle of any Incentive Units to be sold); and

(iv) A copy of any form of agreement proposed to be executed in connection therewith.

(d) Conditions of Sale. The obligations of the Drag-along Members in respect of a Drag-along Sale under this Section 6.03 are subject to the satisfaction of the following conditions:

(i) The consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Member per Unit of each applicable class or series (the Distribution of which shall be made in accordance with Section 6.03(b)) and the terms and conditions of such sale shall, except as otherwise provided in Section 6.03(d)(iii), be the same as those upon which the Dragging Member sells its Units;

(ii) If the Dragging Member or any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members; and

(iii) Each Drag-along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Member makes or provides in connection with the Drag-along Sale; provided, that each Drag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-along Member, and other matters relating to such Drag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Dragging Member and each Drag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-along Sale.

(e) Cooperation. Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member, but subject to Section 6.03(d)(iii).

(f) Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Drag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

(g) Consummation of Sale. The Dragging Member shall have ninety (90) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which 90-day period may be extended for a reasonable time not to exceed one-hundred and twenty (120) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Dragging Member has not completed the Drag-along Sale, the Dragging Member may not then exercise its rights under this Section 6.03 without again fully complying with the provisions of this Section 6.03.

(h) For purposes hereof, a “Change of Control” shall be deemed to occur upon: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person, group or entity of equity representing more than 50% of the aggregate voting power represented by the issued and outstanding equity or ownership of the Company, (b) the sale of all or substantially all of the consolidated assets of the Company and any Company subsidiaries to a Third Party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Members to designate or elect the Managers (or the board of directors (or its equivalent) of the resulting entity or its parent company).

Section 6.04 Tag-along Rights.

(a) Participation. At any time, and subject to the terms and conditions specified otherwise in this Agreement, if any Member (the “Selling Member”) proposes to Transfer any of its Units (or any Unit Equivalents of such Units) to any Person (a “Proposed Transferee”), each other Member (each, a “Tag-along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 6.04.

(b) Application of Transfer Restrictions. The provisions of this Section 6.04 shall only apply to Transfers in which the Dragging Member has elected to not exercise its drag-along right under Section 6.03.

(c) Sale Notice. Prior to the consummation of any Transfer of Units (or any Unit Equivalents of such Units) qualifying under Section 6.04(b), and after satisfying any other obligations under this Agreement, the Selling Member shall deliver to the Company and each other Member holding Units (or any Unit Equivalents of such Units) of the class or series proposed to be Transferred a written notice (a “Sale Notice”) of the proposed Tag-along Sale as soon as practicable, and in no event later than five (5) Business Days of receipt of such offer. The Sale Notice shall make reference to the Tag-along Members’ rights hereunder and shall describe in reasonable detail:

(i) The aggregate number of Units (or any Unit Equivalents of such Units) the Proposed Transferee has offered to purchase;

(ii) The identity of the Proposed Transferee;

(iii) The proposed date, time and location of the closing of the Tag-along Sale;

(iv) The purchase price per applicable Unit (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and

(v) A copy of any form of agreement proposed to be executed in connection therewith.

(d) Exercise of Tag-along Right.

(i) The Selling Member and each Tag-along Member timely electing to participate in the Tag-along Sale pursuant to Section 6.04(d)(ii) shall have the right to Transfer in the Tag-along Sale the number of Units (and applicable Unit Equivalents, if any), as the case may be and with all Units treated as separate classes for purposes of this calculation, equal to the product of (x) the aggregate number of Units (and applicable Unit Equivalents), as the case may be, that the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the number of Units, on a Fully Diluted Basis then held by the applicable Member, and (B) the denominator of which is equal to the number of Units, on a Fully Diluted Basis then held by the Selling Member and all of the Tag-along Members timely electing to participate in the Tag-along Sale pursuant to Section 6.04(d)(ii) (such amount with respect to the Units (and applicable Unit Equivalents, if any), the ” Tag-along Portion” (and applicable Unit Equivalents, if any).

(ii) Each Tag-along Member shall exercise its right to participate in a Tag-along Sale by delivering to the Selling Member a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of Units and/or Unit Equivalents (up to its Tag-along Portion), to be Transferred by it no later than ten (10) Business Days after receipt of the Sale Notice (the “Tag-along Period”).

(iii) The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 6.04.

(e) Remaining Portions.

(i) If any Tag-along Member declines to exercise its right under Section 6.04(d)(i) or elects to exercise it with respect to less than its full Tag-Along Portion (the aggregate amount of Units resulting from all such unexercised Tag-Along Portions, the “Remaining Portion”), the Selling Member shall promptly deliver a written notice (a “Remaining Portion Notice”) to those Tag-along Members who have elected to Transfer their Tag-Along Portion in full (each, a “Fully Participating Tag-along Member”). The Selling Member, each Fully Participating Tag-along Member (with respect to any Remaining Portion) shall be entitled to Transfer, in addition to any applicable Units or Unit Equivalents already being Transferred, a number of Units (or applicable Unit Equivalents), as the case may be, held by it equal to the product of (x) the Remaining Portion and (y) a fraction (A) the numerator of which is equal to the number of Units (and applicable Unit Equivalents), as the case may be, then held by the applicable Member, and (B) the denominator of which is equal to the number of Units (and applicable Unit Equivalents), as the case may be, then held by the Selling Member and all Fully Participating Tag-along Members.

(ii) Each Fully Participating Tag-along Member shall exercise its right to participate in the Transfer described in Section 6.04(e)(i) by delivering to the Selling Member a written notice (a “Remaining Tag-along Notice”) stating its election to do so and specifying the number of Units (or applicable Unit Equivalents), as the case may be (up to the amounts it may Transfer pursuant to Section 6.04(e)(i)), to be Transferred by it no later than five (5) Business Days after receipt of the Remaining Portion Notice.

(iii) The offer of each Fully Participating Tag-along Member set forth in a Remaining Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 6.04.

(f) Waiver. Each Tag-along Member who does not deliver a Tag-along Notice in compliance with Section 6.04(d)(ii) shall be deemed to have waived all of such Tag-along Member’s rights to participate in the Tag-along Sale with respect to the Units (and/or Unit Equivalents) owned by such Tag-along Member, and the Selling Member shall (subject to the rights of any other participating Tag-along Member) thereafter be free to sell to the Proposed Transferee the Units and/or Unit Equivalents identified in the Sale Notice at a per Unit price that is no greater than the applicable per Unit price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members.

(g) Conditions of Sale.

(i) Each Member participating in the Tag-along Sale shall receive the same consideration per Unit, as the case may be, after deduction of such Member’s proportionate share of the related expenses in accordance with Section 6.04(i) below.

(ii) Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale; provided, that each Tag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-along Member, and other matters relating to such Tag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Selling Member and each Tag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Member and each Tag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Selling Member and each such Tag-along Member in connection with the Tag-along Sale.

(iii) Each holder of then currently exercisable Unit Equivalents with respect to a class or series of Units proposed to be Transferred in a Tag-along Sale shall be given an opportunity to convert such Unit Equivalents into the applicable class or series of Units prior to the consummation of the Tag-along Sale and participate in such sale as holders of such class or series of Units.

(h) Cooperation. Each Tag-along Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member, but subject to Section 6.04(g)(ii).

(i) Expenses. The fees and expenses of the Selling Member incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Members (it being understood that costs incurred by or on behalf of a Selling Member for its sole benefit will not be considered to be for the benefit of all Tag-along Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Member and all the participating Tag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Tag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(j) Consummation of Sale. The Selling Member shall have sixty (60) days following the expiration of the Tag-along Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Member than those set forth in the Tag-along Notice (which such 60-day period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Member has not completed the Tag-along Sale, the Selling Member may not then effect a Transfer that is subject to this Section 6.04 without again fully complying with the provisions of this Section 6.04.

(k) Transfers in Violation of the Tag-along Right. If the Selling Member sells or otherwise Transfers to the Proposed Transferee any of its Units in breach of this Section 6.04, then each Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-along Member, the number of Units of each applicable class or series that such Tag-along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 6.04, for a per Unit amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Units from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member; provided, that nothing contained in this Section 6.04(k) shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section 6.04. The Selling Member shall also reimburse each Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member’s rights under this Section 6.04(k).

Section 6.05 Right of First Refusal.

(a) First Right of Refusal. At least sixty (60) days prior to making any Transfer of any Membership Interests (other than to a Permitted Transferee) to a bona fide purchaser (“Purchaser”), the selling Member (the “Selling Member”) shall deliver an offer notice (the “Offer Notice”) to the other Members (the “Other Members”). The Offer Notice shall be in writing with proof of delivery of said Offer Notice confirmed by an overnight delivery company (i.e., Federal Express, UPS or DHL) or process server (“Service Confirmation”) and shall contain (i) the number of Membership Interests that the Selling Member proposes to sell; (ii) the name and address of the proposed transferee; (iii) the proposed purchase price, terms of payment and other material terms and conditions of such proposed transfer; and (iv) an estimate, in the Selling Member’s reasonable judgment, of the fair market value of any non-cash consideration offered by the proposed transferee. The Offer Notice shall be deemed to be an offer of the subject Membership Interests to the Other Members on the same terms and conditions as proposed by the third party. The Other Members may elect to purchase all of the Membership Interests on a pro rata basis specified in the Offer Notice at the price and on the terms specified therein within thirty (30) days of the Service Confirmation (“Election Period”).

(b) Procedure for Acquiring Membership Interests. If the Other Members have elected to purchase all Membership Interests from the Selling Member, the purchase of such Membership Interests shall be consummated as soon as practical, but in any event within ten (10) days after the expiration of the Election Period. To the extent that the Other Members have not elected to purchase all of the Membership Interests being offered, the Other Members who are purchasing the Membership Interests shall have the right to purchase the remainder of the Membership Interests. Any Other Member who does not elect to purchase Membership Interests pursuant this provision shall be permitted to exercise the Tag-Along Rights set forth in Section 6.04. If none of the Other Members elect to purchase the Membership Interests, the Selling Member may, within thirty (30) days after the expiration of the Election Period, transfer any remaining Membership Interests to one or more third parties at a price not less than the price per Membership Interest specified in the Offer Notice and on other terms no more favorable to the transferees (“Transferees”) than offered to the Other Members in the Offer Notice, and such purchases shall be conditioned upon: (a) compliance with the terms of Section 6.04 hereof and (b) all purchasers of Membership Interests executing the Joinder Agreement to this Agreement and thereby becomes a party hereto. Any purported transfer of such a Membership Interest otherwise than in full compliance herewith shall be null and void.

ARTICLE VII
Indemnification

Section 7.01 Indemnification.

(a) For purposes of this Section 7.01, “Covered Person” means (i) each Member, including the Manager; (ii) each Manager, Officer, employee, agent, or representative of the Company; and (iii) each officer, director, shareholder, partner, manager, member, Affiliate, employee, agent, donor, trustee, beneficiary, or representative of each Member, and each of their respective Affiliates.

(b) To the fullest extent permitted under the Act (after waiving all Act restrictions on indemnification other than those which cannot be eliminated under the Act), as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide before such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member, the Manager, or any of their respective direct or indirect subsidiaries in connection with the business of the Company; or

(ii) such Covered Person being or acting in connection with the business of the Company as a Member, shareholder, partner, Affiliate, Manager, director, office, employee, agent, or representative of the Company, any Member, any Manager, or any of their respective Affiliates, or such Covered Person serving or having served at the request of the Company as a member, manager, director, officer, employee, agent, or representative of any Person including the Company;

provided, that such Loss did not arise from (w) the Covered Person’s conduct involving bad faith, willful or intentional misconduct, or a knowing violation of law, (x) a transaction from which such Covered Person derived an improper personal benefit, (y) a circumstance under which the liability provisions for improper distributions of the Act are applicable, or (z) a breach of such Covered Person’s duties or obligations under the Act (taking into account any restriction, expansion, or elimination of such duties and obligations provided for in this Agreement).

(c) The Company shall promptly reimburse (or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend, or defending any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 7.01; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 7.01, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(d) The provisions of this Article VII shall survive the dissolution, liquidation, winding up and termination of the Company.

(e) Each Member (for purposes hereof, a “Breaching Member”) agrees to indemnify, hold harmless, defend, pay, and reimburse the Company and any Covered Person against any and all Losses to which the Company or such Covered Person may become subject by reason of the Breaching Member’s breach of the terms of the Settlement Agreement with such judged as if the Breaching Member were a party to the Settlement Agreement regardless of whether such Breaching Member is in fact a party to the Settlement Agreement.

ARTICLE VIII
Accounting and Tax Matters

Section 8.01 Inspection Rights. Upon reasonable notice from a Member or Permitted Transferee, the Company shall afford the Member or Permitted Transferee and its respective representatives access during normal business hours to the Company’s tax filings and annual financial statements, and shall permit the Member or Permitted Transferee and its respective representatives to examine such documents and make copies thereof, in each case to the extent such information is for a purpose reasonably related to the Member’s or Permitted Transferee’s interest as a Member or Permitted Transferee.

Section 8.02 Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Company, any Manager, nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations.

Section 8.03 Partnership Representative.

(a) Appointment; Resignation. The Members hereby appoint the Manager as the “partnership representative” as provided in Code Section 6223(a) (as amended by the Bipartisan Budget Act of 2015 (“BBA”)) (the “Partnership Representative”). The Partnership Representative may resign at any time. If a Manager ceases to be the Partnership Representative for any reason, the holders of a majority of the voting power represented by then outstanding Units of the Company shall appoint a new Partnership Representative.

(b) The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by taxing authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Partnership Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting judicial proceedings, and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. The Company and its Members shall be bound by the actions taken by the Partnership Representative.

(c) In the event of an audit of the Company that is subject to the partnership audit procedures enacted under Section 1101 of the BBA (the “BBA Procedures”), the Partnership Representative, in its sole discretion, shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative or the Company under the BBA Procedures (including any election under Code Section 6226 as amended by the BBA). If an election under Code Section 6226(a) (as amended by the BBA) is made, the Company shall furnish to each Member for the year under audit a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment, and each Member shall take such adjustment into account as required under Code Section 6226(b) (as amended by the BBA).

(d) Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code Section 6226 as amended by the BBA) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member.

(e) The Partnership Representative may resign at the times and in the manner set forth in applicable Regulations or other administrative guidance.

Section 8.04 Tax Returns.

(a) At the expense of the Company, the Manager will cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Manager will deliver to each Member, Company information necessary for the preparation of such Member’s federal, state, and local income tax returns for such Fiscal Year.

(b) Each Member agrees that such Member shall not treat any Company item on such Member’s federal, state, foreign, or other income tax return inconsistently with the treatment of the item on the Company’s return.

ARTICLE IX
Dissolution and Liquidation

Section 9.01 Events of Dissolution. The Company shall be dissolved, and its affairs wound up only upon the occurrence of any of the following events:

(a) An election to dissolve the Company made by holders of sixty percent (60%) of the voting power represented by then outstanding Units;

(b) At the election of all non-defaulting Members, in their sole discretion, if a Member breaches any material covenant, duty, or obligation under this Agreement, which breach remains uncured for thirty (30) days after written notice of such breach was received by the defaulting Member;

(c) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company;

(d) Passage of ninety (90) consecutive days during which the Company has no Members; provided that the Membership Interest of a natural person who is the sole Member may pass, by will or Applicable Law, to the Member’s heirs, successors, or assigns pursuant to the Act; or

(e) The entry of a decree of judicial dissolution under of the Act.

Section 9.02 Winding Up and Liquidation.

(a) Upon dissolution, the Company shall immediately commence to wind up its affairs in accordance with the Act and the provisions of this Article.

(b) The Manager shall act as liquidator (the “Liquidator”) unless the Company is being dissolved pursuant to Section 9.01(b) based on the breach of a Manager, in which case non-breaching Manager shall act as the Liquidator. If the Company is being dissolved based on the breach of all Manager the Liquidator shall be a Person selected by the unanimous consent of the non-defaulting Members, in their sole discretion. The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets (including the discretion to defer the liquidation of any asset if the immediate sale of the asset would be impractical or cause undue loss to the Members) and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

Section 9.03 Distribution of Assets. The Liquidator shall liquidate the assets of the Company and distribute the proceeds in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(a) First, to the payment of the Company’s known debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(b) Second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unknown liabilities or obligations of the Company;

(c) Third, to the holder(s) of Class A Units, on a pro rata basis, in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company in which the liquidation occurs; and

(d) Fourth, to the holder(s) of Class A Units, on a pro rata basis, in accordance with their Membership Interests.

Section 9.04 Required Filings. Upon the occurrence of an event described in Section 9.01 and upon completion of the distribution of assets as provided in Section 9.03, respectively, the Liquidator shall make all necessary filings required by the Act.

ARTICLE X
Definitions

Section 10.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 10.01, and when not otherwise defined shall have the meanings set out in the Act:

(a) “Affiliates” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

(b) “Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (ii) any consents or approvals of any Governmental Authority; and (iii) any orders, decisions, advisory, or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Electronic Transmission” means (i) facsimile telecommunication, (ii) email, (iii) posting on an electronic message board or network that the Company has designated for communications (together with a separate notice to the recipient of the posting when the transmission is given by the Company) or (iv) other means of electronic communication where the recipient has consented to the use of the means of transmission (or, if the transmission is to the Company, the Company has placed in effect reasonable measures to verify that the sender is the member or Manager purporting to send the transmission) and the communication creates a record that is capable of retention, retrieval, and review and may be rendered into clearly legible tangible form.

(e) “Equity Securities” means any and all Units of the Company and any securities of the Company convertible into, exchangeable or exercisable for, such Units, including, without limitation, any warrants or other rights to acquire such Units.

(f) “Fiscal Year” means the calendar year, unless the Company is required or elects to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

(g) “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

(h) “Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

(i) “Manager” means, initially, Marc Sellouk, or such other person(s) or entity(ies) as may be designated or becomes a Manager pursuant to the terms of this Agreement. Each Manager shall constitute a “Manager” (as that term is defined in the Act) of the Company.

(j) “Marital Relationship” means a civil union, registered domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

(k) “Membership Interest” means an interest in the Company owned by a Member represented by the Units held by such Member, including such Member’s rights to (i) receive its distributive share of Company assets and items of Company income, gain, loss, and deduction, (ii) vote on, consent to or otherwise participate in any Member decisions as provided in this Agreement and the Act and (iii) receive any and all other benefits due to a Member under this Agreement and The Act. The Membership Interest of each Member is equal to the percentage interest which is determined by dividing the number of Units held by a Member by the total number of Units held by all Members.

(l) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

(m) “Spouse” means a spouse, a party to a civil union, a registered domestic partner, a same-sex spouse or partner, or any person in a Marital Relationship with a Member.

(n) “Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Units (or applicable Unit Equivalents) or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Units (or applicable Unit Equivalents).

(o) “Transfer” means to sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Membership Interests or any interest (including a beneficial interest or “transferable interest” as defined by the Act) therein. “Transfer” when used as a noun, and “Transferred” when used to refer to the past tense, shall have correlative meanings. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

(p) “Unit Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable or exercisable for Units, and any option, warrant or other right to subscribe for, purchase or acquire Units.

ARTICLE XI
Miscellaneous

Section 11.01 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Section 11.02 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby, shall be brought in the federal courts of the United States of America or the courts of the State of Florida, in each case located in the County of Broward. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding.

Section 11.03 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 11.04 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.04):

If to the Company:	Vision FGAR 1, LLC E-mail: msellouk@flewber.com Attention: Marc Sellouk
with a copy to:	Aero Law Center 1100 Lee Wagener Boulevard, Suite 211 Fort Lauderdale, Florida 33315 E-mail:ragland@aerolawcenter.com Attention: Nada Ragland, Esq.
If to Manager:	Marc Sellouk E-mail: msellouk@flewber.com

If to a Member, to such Member’s respective mailing address, facsimile number or email address, as applicable, as set forth on the Members Schedule or as set forth below:

If to the Class B Member:	Radlo Family Irrevocable Trust II

c/o Alan R. Radlo, Donor

12 Black Rock Drive

Hingham, MA 02043

arraviationllc@gmail.com

With a copy to:.	Jason A. Pithie, Esq.

Pithie & Associates PC

158 Pleasant Street

South Weymouth, MA 02190

Fax: 781-682-9011

Email: jaypithie@pithielaw.com

Section 11.05 Remedies. In the event of any actual or prospective breach or default by any party, the other parties shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance, awarded by a court of competent jurisdiction (without being required to post a bond or other security or to establish any actual damages). In this regard, the parties acknowledge and agree that they will be irreparably damaged in the event this Agreement is not specifically enforced, since (among other things) the Membership Interests are not readily marketable. All remedies hereunder are cumulative and not exclusive, may be exercised concurrently, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for any actual or prospective breach or default, including recovery of damages. In addition, the parties hereby waive and renounce any defense to such equitable relief that an adequate remedy at law may exist.

Section 11.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 11.07 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 11.08 Amendment. Except as otherwise provided by this Agreement, no provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and the Members required by Section 3.02 hereof. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members Schedule may be made by the Manager, without the consent of the other Members, following any new issuance, redemption, repurchase, or Transfer of Membership Interests in accordance with this Agreement. Notwithstanding anything to the contrary herein, Section 4.01 of this Agreement may not be amended without the approval of the holders of a majority of the voting interest of each class of Units voting separately.

Section 11.09 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.11 Entire Agreement. This Agreement, the Articles of Organization and all related Exhibits and Schedules, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, records, representations, and warranties, both written and oral, whether express or implied, with respect to such subject matter.

Section 11.12 No Third-Party Beneficiaries. Except as provided in Article VII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.13 Spousal Consent. Each Member who has a Spouse on the date of this Agreement shall cause such Member’s Spouse to execute and deliver to the Company a spousal consent in the form of Exhibit B hereto (a “Spousal Consent”), pursuant to which the Spouse acknowledges that he or she has read and understood the Agreement and agrees to be bound by its terms and conditions. If any Member should marry or engage in a Marital Relationship following the date of this Agreement, such Member shall cause his or her Spouse to execute and deliver to the Company a Spousal Consent within thirty days thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

Vision FGAR 1, LLC
a Delaware limited liability company

By:	/s/ Marc Sellouk
Name:	Marc Sellouk
Title:	Manager

The Members:

/s/ Marc Sellouk
Flewber Global, Inc.
By Marc Sellouk, CEO

/s/ Jacqueline Radlo
Radlo Family Irrevocable Trust II
By Jaqueline Radlo, Trustee

EXHIBIT A

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

By signing this document, I agree to be bound by the terms and provisions of the Limited Liability Company Operating Agreement for Vision FGAR 1, LLC, a Delaware limited liability company (the “LLC”), effective as of November 14, 2023. The term “Member” as used in the LLC’s Operating Agreement shall be deemed to include the undersigned. Furthermore, I acknowledge and agree that as of the date on which I become a Member of the LLC: (a) my Capital Contribution to the Company is $____________ and (b) I will receive _________________ Class __ Units.

Signature

Name:
Date:
Address for Notice:

Telephone Number:

Fax Number:

E-mail Address:

EXHIBIT B

FORM OF SPOUSAL CONSENT

CONSENT OF SPOUSE

I am the spouse of one of the parties to the foregoing Limited Liability Company Operating Agreement for Vision FGAR 1, LLC (the “LLC”), effective as of November 14, 2023; as amended. I have read the foregoing Operating Agreement and know its contents. I am aware that the Agreement contains certain restrictions on the transfer of my spouse’s Units (including my community interest, if any, in them). I hereby consent to and approve of the provisions of the Operating Agreement and agree that I will take no action at any time to hinder the operating of the LLC’s Operating Agreement on such Units (or my interest in them).

Signature

Name:

Date:
Spouse of:

Schedule I

MEMBERS SCHEDULE

Member	Address	Capital Contribution	Membership Interest
Radlo Family Irrevocable Trust II Alan R. Radlo, Donor	12 Black Rock Drive Hingham, MA 02043	$1	10 Class B Units

Flewber Global, Inc.	1411 Broadway, 38th Floor New York, New York 10018	$500,000	1,000,000 Class A Units